Exhibit 99.1

Explanation of Responses

(2) Prior to the LLC Distribution (as defined below) as reported by this Form 4, (i) Warburg Pincus Private Equity VIII, L.P. (“WP VIII”) was the direct record owner of 2,094 shares of Polypore International, Inc. (the “Company”) Common Stock (“Common Stock”) and (ii) by virtue of its position as one of two managing members of PP Holding, LLC, WP VIII may have been deemed to be the beneficial owner of an additional 10,440,658 shares of Common Stock.

On March 17, 2011, PP Holding, LLC distributed an aggregate of 10,440,658 shares of Common Stock to its members (the “LLC Distribution”), including 5,159,775 shares of Common Stock to WP VIII, which distribution was made on a pro rata basis with no consideration being paid to PP Holding, LLC in connection therewith.  Following the LLC Distribution, WP VIII is the direct record holder of 5,161,869 shares of Common Stock.  WP VIII will  be selling certain shares of Common Stock as a selling stockholder pursuant to a secondary offering of the Company which is expected to close on March 23, 2011.

The sole general partner of WP VIII is Warburg Pincus Partners LLC, a New York limited liability company (“WPP LLC”).  Warburg Pincus & Co., a New York general partnership (“WP”), is the sole member of WPP LLC.  Warburg Pincus LLC, a New York limited liability company (“WP LLC”), manages WP VIII.  Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, WP, WP LLC, WPP LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of Common Stock held by WP VIII.  Each of WP, WP LLC, WPP LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all shares of Common Stock except to the extent of any indirect pecuniary interest therein.